Mail Stop 3561

      August 8, 2005




Mr. Robert Mackenzie
Director of ntl Directors Limited
South Hertfordshire United Kingdom Fund, Ltd.
Ntl House, Bartley Wood Business Park, Hook,
Hampshire, RG27 9UP, England


	Re:	South Hertfordshire United Kingdom Fund, Ltd.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
		File No. 0-19889

Dear Mr. Mackenzie:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director